Exhibit 3.01

CYCLACEL PHARMACEUTICALS, INC.

AMENDMENT NO. 2
TO THE AMENDED AND RESTATED BYLAWS

The following Amendment No. 2 (this “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), has been duly authorized, approved, and adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

1. Amendment. The Bylaws of Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), are hereby amended by striking out Section 2.6 thereof and by substituting in lieu of said Section the following new Section 2.6:

2.6 Quorum.

The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on the matter. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

2. Effect of Amendment. Except as amended by this Amendment, the Bylaws shall remain in full force and effect in accordance with their terms. From and after the date hereof, all references made in the Bylaws to the Bylaws shall be a reference to the Bylaws as amended by this Amendment.

Signed this 30th day of March, 2011

Cyclacel Pharmaceuticals, Inc.

By: /s/ Paul McBarron
Name: Paul McBarron
Title: Executive Vice President—Finance,
Chief Financial Officer and
Chief Operating Officer